PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT is made effective as of the 6th day of August, 2019 (the “Execution Date”).

AMONG:

FIRST COLOMBIA DEVELOPMENT CORP., a company incorporated under the laws of the State of Nevada, having an address at 3020 Bridgeway, Suite 505, Sausalito, California 94965

(the “Parent”)

AND:

GOOD ACQUISITION CO., a corporation organized under the laws of the State of Colorado and a wholly-owned subsidiary of the Parent, having an address at 3020 Bridgeway, Suite 505, Sausalito, California 94965

(the “Purchaser”)

AND:

CRITICAL MASS INDUSTRIES, LLC., a limited liability company organized under the laws of the State of Colorado and having an address at 845 Navajo Street, Denver, Colorado 80204 U.S.A.

(“CMI”)

AND:

IPCO, LLC, a limited liability company organized under the laws of Colorado and having an address at 845 Navajo Street, Denver, CO 80204 U.S.A.

(“IPCo”)

WHEREAS:

A.	CMI owns all of the membership interests of IPCo;

B.	The Purchaser wishes to acquire all of the IPCo Membership Interests from CMI.

NOW THEREFORE THIS AGREEMENT WITNESSES that, in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, Purchaser, IPCo and CMI (each, a “Party” and, together, the “Parties”) covenant and agree as follows:

ARTICLE 1
INTERPRETATION

1.1        Definitions

In this Agreement the following words and phrases will have the following meanings:

“Affiliate” with respect to any specified Person at any time, means each Person directly or indirectly, through one or more intermediaries, controlling, controlled by or under direct or indirect common control with, such specified Person at such time;

“Agreement” means this Purchase and Sale Agreement and all of the schedules and other documents attached hereto or delivered pursuant to the terms hereof, as it may from time-to-time be supplemented or amended;

“Applicable Law” means, with respect to any Person, any domestic (whether federal, state, territorial, provincial, municipal or local) or foreign statute, law, ordinance, rule, administrative interpretation, regulation, Order, writ, injunction, directive, judgment, decree or other requirement, all as in effect as of the Closing, of any Governmental Body applicable to such Person or any of its Affiliates or any of their respective properties, assets, Employees, consultants or agents (in connection with such Employee’s, consultant’s or agent’s activities on behalf of such Person or any of its Affiliates), including Applicable Securities Laws;

“Asset Purchase Agreement” means the Plan of Partial Liquidation and Redemption Agreement dated August 5, 2019, pursuant to which CMI has transferred to IPCo the IPCo Assets;

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in the City of Denver, Colorado are authorized or required by law to close;

“Cash Consideration” means the sum of $1,999,770;

“Closing” has the meaning set forth in Section 6.1;

“Closing Date” has the meaning set forth in Section 6.1;

“Contract” means any oral or written agreement, indenture, contract, lease, deed of trust, license, option, instrument or other commitment or undertaking;

“Effective Time” means the close of business on July 15, 2019;

“Employee” means any current, former, or retired employee, officer or director of a Person;

“Employee Contract” refers to any employment, severance, consulting or similar Contract between an Employee and any Person;

“Employee Plan” refers to any plan, program, policy, practice, Contract or other arrangement providing for bonuses, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other benefits of any kind, whether formal or informal, funded or unfunded, and whether or not legally binding, pursuant to which a Person has, or may have, any material Liability, contingent or otherwise;

“Execution Date” has the meaning set forth on page 1 of this Agreement;

“Family” with respect to an individual, includes: (a) the individual, (b) the individual’s spouse, (c) any other natural person who is related to the individual or the individual’s spouse within the second degree, and (d) any other natural person who resides with such individual;

“Governmental Body” means any:

(a)	governing body of any nation, state, county, city, town, village, district or other jurisdiction of any nature,

(b)	federal, state, provincial, local, municipal, foreign or other government,

(c)	governmental or quasi-governmental authority of any nature (including any Governmental Body, branch, department, official or entity and any court or other tribunal),

(d)	multi-national organization or body, or

(e)	body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

“Indemnified Party” has the meaning set forth in Section 12.3(a);

“Indemnifying Party” has the meaning set forth in Section 12.3(a);

“Intellectual Property" means any licences for or other rights to use, any inventions, patent applications, patents, trade-marks (both registered and unregistered), trade names, copyrights, trade secrets and other proprietary information of IPCo;

“IPCo” means Good IPCo, LLC., a Colorado limited liability company;

“IPCo Assets” means the assets set forth on Schedule A and the intellectual property within the IPCo Assets including but not limited to: (i) all patents, trade names, copyrights, design rights, trade secrets, trademarks, word marks, service marks, design marks, certification marks, know-how, unique and innovative uses of an existing invention and marks or other designations of origin, whether or not protected by patent, copyright, trademark, trade secrets or similar law, and all other intellectual property rights and marks owned, held, controlled or otherwise utilized with permission by IPCo pertaining to the IPCo Assets, regardless of whether such marks are registered with any state or federal agency; (ii) all intellectual property and rights pertaining to brands, logos, websites, domain names and the right to use social media handles; (iii) customer lists, customer files and records, supplier and vendor lists, business systems and know how, proprietary technology, marketing programs, promotional and advertising materials, pricing information and computer software, and all business books and records relating to the intellectual property; (iv) goodwill; and (v) any and all other assets or rights of any kind or nature relating to the intellectual property.

“IPCo Membership Interests” means all of the outstanding membership interests of IPCo;

“Legal Requirement” means any Order, constitution, law, ordinance, principle of common law, regulation, statute or treaty of any Governmental Body;

“Liabilities” means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person;

“License Agreement” means the license agreement dated August 5, 2019, between IPCo, as licensor, and CMI, as licensee, pursuant to which CMI has been licensed to use certain intellectual property of IPCo in exchange for a license fee, all as more particularly set forth in the License Agreement;

“Lien” means any lien, claim, charge, pledge, hypothecation, security interest, mortgage, restriction, assignment, trust or deemed trust, title defect or objection, title retention agreement, option or encumbrance of any nature or kind whatsoever, whether contractual, statutory or otherwise arising, other than: (a) statutory liens for Taxes not yet due and payable, and (b) such imperfections of title, easements and encumbrances, if any, that will not result in a Material Adverse Effect;

“Losses” means any and all demands, claims, actions or causes of action, assessments, losses, damages, Liabilities, costs or expenses, including, without limitation, interest, penalties, fines and reasonable attorneys, accountants and other professional fees and expenses, but excluding any indirect, consequential or punitive damages suffered by a Person, including damages for lost profits or lost business opportunities;

“Material Adverse Effect”, when used in connection with a Person, means any change, event, violation, inaccuracy, circumstance or effect that is materially adverse to the business, assets (including intangible assets), Liabilities, capitalization, ownership, financial condition or results of operations of such Person and any Affiliates thereof, other than any change, event, circumstance or effect to the extent resulting from: (a) the announcement of the execution of this Agreement and the Transaction, or (b) changes in legal or regulatory conditions generally affecting the Person, except that any such change, effect, event or occurrence will be considered in determining whether there has been, or will be, a Material Adverse Effect if the same disproportionately affects the Person;

“Material Contracts” means those subsisting Contracts, oral or written, entered into by a Party by which it is bound or to which its assets are subject, which have total payment obligations on the part of the Party which reasonably can be expected to exceed $25,000 or are for a term of one (1) year or more;

“Material Interest” means direct or indirect ownership of: (a) voting securities or other voting interests representing at least ten percent (10%) of the outstanding voting power of a Person, or (b) equity securities or other equity interests representing at least ten percent (10%) of the outstanding equity securities or equity interests in a Person;

“Order” means any award, decision, injunction, judgment, order, ruling, subpoena or verdict entered, issued, made or rendered by any Governmental Body or arbitrator;

“Organizational Documents” means:

(a)	the certificate of incorporation, articles, bylaws or other constating documents of a Person,

(b)	any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person, and

(c)	any amendment to any of the foregoing;

“Parent” means First Colombia Development Corp., a Nevada corporation;

“Permits” means all licenses, permits, approvals, consents, certificates, registrations or authorizations (including those made or issued by a Governmental Body, in respect of a Contract or otherwise) entered into or obtained by a Party;

“Person” includes an individual, sole proprietor, corporation, body corporate, partnership, joint venture, association, trust, unincorporated organization or any other entity, or any trustee, executor, administrator or other legal representative thereof;

“Premises” means those premises that have been occupied or used, or are occupied or used, by any of the Parties in the operation of their respective properties or business;

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted, heard by or before, or otherwise involving, any Governmental Body or arbitrator;

“Purchaser” means Good Acquisition Co., a Colorado corporation, and wholly-owned subsidiary of Parent;

“Purchaser Board” means the board of directors of Purchaser;

“Related Party” means, with respect to a particular individual:

(a)	each other member of such individual’s Family,

(b)	any Person that is directly or indirectly controlled by such individual or one or more members of such individual’s Family,

(c)	any Person in which such individual or members of such individual’s Family hold (individually or in the aggregate) a Material Interest, or

(d)	any Person with respect to which such individual or one or more members of such individual’s Family serves as a director, officer, partner, executor or trustee (or in a similar capacity), and with respect to a specified Person other than an individual:

(e)	any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person,

(f)	any Person that holds a Material Interest in such specified Person,

(g)	each Person that serves as a director, officer, partner, executor or trustee of such specified Person (or in a similar capacity),

(h)	any Person in which such specified Person holds a Material Interest,

(i)	any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity), and

(j)	any Related Person of any individual described in clause (f) or (g);

“Royalty Agreement” means the agreement between CMI and IPCo dated August 6, 2019, pursuant to which IPCo has agreed to pay to CMI the royalty described in the Royalty Agreement pursuant to its terms;

“Tax” means any tax (including any income tax, capital gains tax, value-added tax, sales tax, property tax, gift tax or estate tax), levy, assessment, tariff, duty (including any customs duty), deficiency or other fee, and any related charge or amount (including any fine, penalty, interest or addition to tax), imposed, assessed or collected by or under the authority of any Governmental Body, or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency or fee;

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax, or in connection with the administration, implementation or enforcement of, or compliance with, any Legal Requirement relating to any Tax;

“Third-Party Claim” has the meaning set forth in Section 12.3(a);

“Transaction” means, collectively: (a) the purchase and sale of the IPCo Membership Interests, and (b) all other transactions contemplated by this Agreement or any of these transactions, as the context may require; and

“Transaction Documents” means this Agreement and any other documents necessary or reasonably required to consummate the Transaction.

1.2        Schedules

The following are the schedules to this Agreement:

Schedule A        —        IPCo Assets

1.3        Interpretation

For the purposes of this Agreement, except as otherwise expressly provided herein:

(a)	all references in this Agreement to a designated article, section or schedule is to the designated article, section or schedule of or to this Agreement, unless otherwise specifically stated;

(b)	the words “herein”, “hereof” and “hereunder”, and other words of similar import, refer to this Agreement as a whole and not to any particular article, section or schedule;

(c)	the singular of any term includes the plural and vice versa, and the use of any term is equally applicable to any gender and any Person;

(d)

the word “or” is not exclusive and the word “including” is not limiting (whether or not non-limiting language such as “without limitation” or “but not limited to” or other words of similar import are used with reference thereto);

(e)	all accounting terms not otherwise defined in this Agreement have the meanings assigned to them in accordance with IFRS applied on a consistent basis with prior periods;

(f)

except as otherwise provided, any reference to a statute includes, and is a reference to, such statute and to the regulations made pursuant thereto with all amendments made thereto and in force from time to time, and to any statute or regulations that may be passed which have the effect of supplementing or superseding such statute or such regulations;

(g)

where the phrase “to the best of the knowledge of” or phrases of similar import are used in this Agreement, it will be a requirement that the Person in respect of whom the phrase is used will have made such due enquiries as are reasonably necessary to enable such Person to make the statement or disclosure;

(h)

the headings to the articles and sections of this Agreement are inserted for convenience of reference only and do not form a part of this Agreement and are not intended to interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof;

(i)	any reference to a corporate entity includes, and is also a reference to, any corporate entity that is a successor to such entity;

(j)

the Parties acknowledge that this Agreement is the product of arm’s length negotiation among the Parties, each having obtained its own independent legal advice, and that this Agreement will be construed neither strictly for nor strictly against any Party, irrespective of which Party was responsible for drafting this Agreement;

(k)

the representations, warranties, covenants and agreements contained in this Agreement will not merge at the Closing and will continue in full force and effect from and after the Closing for the applicable period set out in this Agreement; and

(l)

unless otherwise specifically noted, all references to currency in this Agreement are to United States’ dollars ($). If it is necessary to convert money from another currency to United States’ dollars, such money will be converted using the exchange rates in effect at the date of payment as published by the Bank of Canada.

ARTICLE 2
PURCHASE AND SALE

2.1        Purchase and Sale of IPCo

On the Closing Date, CMI will sell, transfer, convey and assign all of the IPCo Membership Interests to the Purchaser, and the Purchaser will purchase the IPCo Membership Interests from CMI in exchange for the Cash Consideration.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF IPCO

IPCo makes the following representations to the Purchaser, as at the Execution Date and as at the Closing, and acknowledges and agrees that the Purchaser is relying upon such representations and warranties in connection with the execution, delivery and performance of this Agreement:

3.1        Organization and Good Standing

(a)	IPCo is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Colorado.

(b)

IPCo has full power, authority and capacity to conduct its business as it has been and is presently conducted, to own, operate or use the IPCo Assets and to perform all of its obligations under the License Agreement, the Asset Purchase Agreement and the Royalty Agreement. IPCo is duly qualified to do business as a limited liability company and is in good standing under the laws of each state or other jurisdiction in which the failure to be so registered would be likely to result in a Material Adverse Effect on it or the IPCo Assets.

3.2        Capitalization

At the Execution Date, CMI owns all of the IPCo Membership Interests. None of the IPCo Membership Interests were issued in violation of any Applicable Securities Laws or any other Legal Requirement. There are no Contracts purporting to restrict the transfer of any of the IPCo Membership Interests or restricting or affecting the voting of any of the IPCo Membership Interests to which IPCo or CMI is a party, or of which IPCo is aware, after inquiry. The IPCo Membership Interests are not subject to any rights of first refusal of any kind. To the knowledge of IPCo, there is no ongoing power of attorney in respect of any of the IPCo Membership Interests, and such IPCo Membership Interests have not been entered into any voting trust, vote pooling or other agreement with respect to the right to vote, call meetings of shareholders or give consents or approvals of any kind as to such securities that is known to IPCo. There is no outstanding indebtedness owed from CMI to IPCo other than license fees due in the ordinary course pursuant to the License Agreement.

3.3        Absence of Rights to Acquire Securities

No Person has any Contract or right, present or future, contingent, absolute or capable of becoming a Contract or right, or which, with the passage of time or the occurrence of any event could become a Contract or right:

(a)	to require IPCo to issue any further or other membership interest or any other security convertible or exchangeable into a membership interest; or

(b)	to require IPCo to purchase, redeem or otherwise acquire any of the IPCo Membership Interests.

3.4        Authority

IPCo has all requisite power and authority to execute and deliver the Transaction Documents to be signed by it and to perform its obligations thereunder and to consummate the Transaction. The execution and delivery of each of the Transaction Documents by IPCo and the consummation of the Transaction have been duly authorized by the managing member of IPCo. No other proceedings on the part of IPCo is necessary to authorize such documents or to consummate the Transaction. This Agreement has been, and the other Transaction Documents when executed and delivered by IPCo as contemplated by this Agreement will be, duly executed and delivered by IPCo and this Agreement is, and the other Transaction Documents when executed and delivered by IPCo as contemplated hereby will be, valid and binding obligations of IPCo enforceable against it in accordance with their respective terms.

3.5        No Conflict

Neither the execution and delivery of this Agreement nor the consummation or performance of the Transaction will, directly or indirectly (with or without notice or lapse of time or both):

(a)	contravene, conflict with or result in a violation of any provision of the Organizational Documents of IPCo;

(b)

contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge the Transaction or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which IPCo or any of its assets may be subject;

(c)

contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any governmental authorization that is held by IPCo or that otherwise relates to IPCo or any of the IPCo Assets;

(d)

violate or conflict with or result in the breach of, or constitute a default (or an event that with the giving of notice, the passage of time, or both would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or both) to terminate, accelerate, modify, amend, replace, suspend or call any or all obligations, duties, liabilities, rights or entitlements under any IPCo Permit, agreement, Material Contract, note, bond, mortgage, indenture, deed of trust, lease, license, permit, concession, easement or other instrument to which IPCo is a party or by which its property is bound;

(e)	cause IPCo to become subject to, or to become liable for the payment of, any Tax;

(f)	cause any of the IPCo Assets owned or used by IPCo to be reassessed or revalued by any taxing authority or other Governmental Body;

(g)

contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Material Contract;

(h)	result in the imposition or creation of any Liens upon or with respect to any of the IPCo Assets; or

(i)	require IPCo to obtain any consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of the Transaction.

3.6        Subsidiaries

IPCo has no subsidiaries or any material interest in any other Person.

3.7        Books and Records

At the Closing, all of the books and records of IPCo will be delivered to the Purchaser.

3.8        Title to Property

IPCo’s only asses are the IPCo Assets, to which it has good and marketable title.

3.9        Contracts

IPCo has provided the Purchaser with a copy of the License Agreement and the Royalty Agreement. IPCo is not party to or bound by any Contract other than the License Agreement, the Asset Purchase Agreement and the Royalty Agreement, whether oral or written, and the License Agreement, the Asset Purchase Agreement and the Royalty Agreement are all valid and subsisting, in full force and effect and unamended, no material default or violation exists in respect thereof on the part of IPCo or, to the knowledge of IPCo, on the part of CMI. IPCo is not aware of any intention on the part of any of the other parties thereto to terminate or materially alter the License Agreement, the Asset Purchase Agreement or the Royalty Agreement or any event that, with notice or the lapse of time, or both, would reasonably be expected to create a material breach or violation thereof, or default thereunder. To the best knowledge of IPCo, the continuation, validity and effectiveness of the License Agreement, the Asset Purchase Agreement and the Royalty Agreement will in no way be affected by the consummation of the Transaction. There exists no actual or threatened termination, cancellation, or limitation of, or any amendment, modification, or change to the License Agreement, the Asset Purchase Agreement or the Royalty Agreement.

3.10      Tax Matters

IPCo has not incurred, collected or withheld any Taxes, nor has it filed, caused to be filed or been required to file any Tax Returns.

3.11      No Agents

No broker, agent or other intermediary has been engaged by IPCo in connection with the Transaction and, consequently, no commission is payable or due to a third party from any of them.

3.12      Employment Matters

IPCo does not now have, nor has it ever had, any Employees, Employee Contracts or Employee Plans.

3.13      Consents

No authorization, approval, order, license, permit or consent of any Governmental Body or any other Person, and no registration, declaration or filing by IPCo with any such Governmental Body or other Person, is required in order for IPCo to:

(a)	consummate the Transaction;

(b)	execute and deliver all of the documents and instruments to be delivered by it under this Agreement;

(c)	duly perform and observe the terms and provisions of this Agreement; or

(d)	render this Agreement legal, valid, binding and enforceable.

3.14      Compliance with Legal Requirements

(a)	IPCo is, and at all times has been, in full compliance with all requirements of each Governmental Body required for the operation of its respective business and assets.

(b)

No event has occurred or circumstance exists that may (with or without notice or lapse of time) constitute or result, directly or indirectly, in a violation of, or a failure to comply with, any requirement of any Governmental Body required for the operation of IPCo’s business or assets, or may result directly or indirectly, in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any authorization of any Governmental Body required for the operation of that business or those assets.

(c)

IPCo has not received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any requirement of any Governmental Body, or any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification of any authorization of any Governmental Body.

(d)

All applications required to have been filed for the renewal of any authorizations required from any Governmental Body for the operation of the IPCo business or its assets have been duly filed on a timely basis with each applicable Governmental Body, and all other filings required to have been made with respect to such authorizations have been duly made on a timely basis with each applicable Governmental Body.

3.15      Legal Proceedings

(a)	There is no pending Proceeding:

	(i)	that has been commenced by or against IPCo or that otherwise relates to or may affect it any of its assets; or

	(ii)	that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, the Transaction.

(b)	To the knowledge of IPCo, no Proceeding has been threatened, and no event has occurred or circumstance exists, that may give rise to or serve as a basis for the commencement of any such Proceeding.

(c)	There is no Order to which IPCo or any of the assets owned or used by it is subject.

(d)	No agent of IPCo is subject to any Order that prohibits such agent from engaging in or continuing any conduct, activity, or practice relating to the business or assets of IPCo.

3.16      Indebtedness to IPCo

Neither CMI nor any Related Party to CMI is indebted to IPCo on any account whatsoever other than the obligation to pay license fees to IPCo in the ordinary course pursuant to the License Agreement.

3.17      Certain Payments

None of IPCo or, to its knowledge, any agent thereof, nor any other Person associated with or acting for or on behalf of any of them, has, directly or indirectly:

(a)	made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services:

	(i)	to obtain favorable treatment in securing business,

	(ii)	to pay for favorable treatment for business secured,

	(iii)	to obtain special concessions, or for special concessions already obtained, for or in respect of Purchaser or any Related Party of any of them, or

	(iv)	in violation of any Legal Requirement; or

(b)	established or maintained any fund or asset that has not been recorded in the books and records of IPCo.

3.18      Undisclosed Information

(a)

IPCo does not have any information relating to itself which is not generally known or which has not been disclosed to the Purchaser and which could reasonably be expected to have a Material Adverse Effect on IPCo or the IPCo Assets.

(b)

No representation or warranty of IPCo in this Agreement omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

3.19      Other Representations

All statements contained in any certificate or other instrument delivered by or on behalf of IPCo pursuant hereto, or in connection with the Transaction, shall be deemed to be representations and warranties of IPCo hereunder.

3.20      Survival

The representations and warranties of IPCo hereunder will not survive the Closing.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF CMI

CMI makes the following representations to the Purchaser as at the Execution Date and as at the Closing, and acknowledges that the Purchaser is relying upon such representations and warranties in connection with the execution, delivery and performance of this Agreement, as follows:

4.1        Ownership of IPCo Membership Interests

CMI is the sole legal and beneficial owner of, and has good, valid and marketable title to, all of the IPCo Membership Interests. The IPCo Membership Interests are not subject to any Liens or to any rights of first refusal of any kind, and CMI has not granted any right to purchase any of them to any other Person. CMI expressly agrees that the Acquisition Shares and the Cash Consideration are the only consideration that CMI is entitled to receive in respect of the sale of the IPCo Membership Interests. There is no ongoing power of attorney in respect of the IPCo Membership Interests, and such securities have not been entered into any voting trust, vote pooling or other agreement with respect to the right to vote, call meetings of shareholders or give consents or approvals of any kind as to such securities. There is no outstanding indebtedness owed from IPCo to CMI.

4.2        Absence of Claims by CMI

CMI does not have any claim against IPCo whether contingent or unconditional, fixed or variable under any contract or on any other basis whatsoever, whether in equity or at law, other than the obligation to pay license fees in the ordinary course pursuant to the License Agreement and the right to receive a royalty from IPCo pursuant to the Royalty Agreement.

4.3        Litigation

There is no action, suit, claim or proceeding of any nature pending, or to the knowledge of CMI, threatened, against CMI, arising out of or relating to (i) CMI’s ownership of the IPCo Membership Interests, (ii) CMI’s capacity to enter into and perform its obligations under this Agreement, (iii) the Transaction, (iv) any contribution of assets (tangible and intangible) by CMI (or any of its Affiliates) to IPCo or any of its Affiliates or (v) any other agreement between CMI (or any of its Affiliates) and IPCo or any of its subsidiaries (or any of their Affiliates), nor to the knowledge of CMI is there any reasonable basis therefor. There is no investigation or other proceeding pending or, to the knowledge of CMI, threatened, against CMI arising out of or relating to the matters noted in clauses (i) through (v) of the preceding sentence by or before any Governmental Entity, nor to the knowledge of CMI is there any reasonable basis therefor. There is no action, suit, claim or proceeding pending or, to the knowledge of CMI, threatened, against CMI with respect to which CMI has a contractual right or a right to indemnification from IPCo related to facts and circumstances existing prior to the Closing, nor, to the knowledge of CMI, are there any facts or circumstances that would reasonably be expected to give rise to such an action, suit, claim or proceeding.

4.4        Survival

The representations and warranties of CMI hereunder will survive the Closing for a period of eighteen (18) months after Closing.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser makes the following representations to CMI as at the Execution Date and as at the Closing, and the Purchaser acknowledges that CMI is relying upon such representations and warranties in connection with the execution, delivery and performance of this Agreement, as follows:

5.1        Organization and Good Standing of the Purchaser

The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, with full corporate power, authority and capacity to conduct its business as presently conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under any applicable contracts. The Purchaser is duly qualified to do business as a corporation and is in good standing under the laws of each province or other jurisdiction in which the failure to be so registered would be likely to result in a Material Adverse Effect on the Purchaser.

5.2        Authority

The Purchaser has all requisite corporate power and authority to execute and deliver the Transaction Documents to be signed by the Purchaser, to perform its obligations hereunder and to consummate the Transaction. The execution and delivery of each of the Transaction Documents by the Purchaser and the consummation of the Transaction have been duly authorized by the Purchaser Board. This Agreement has been, and the other Transaction Documents when executed and delivered by the Purchaser as contemplated by this Agreement will be, duly executed and delivered by the Purchaser, and this Agreement is, and the other Transaction Documents when executed and delivered by the Purchaser as contemplated hereby will be, valid and binding obligations of the Purchaser enforceable in accordance with their respective terms.

5.3        Non-Contravention

None of the execution, delivery and performance of this Agreement nor the consummation of the Transaction will:

(a)

conflict with, result in a violation of, cause a default under (with or without notice, lapse of time or both) or give rise to a right of termination, amendment, cancellation or acceleration of any obligation contained in or the loss of any material benefit under, or result in the creation of any Lien upon any of the material properties or assets of the Purchaser under any term, condition or provision of any loan or credit agreement, note, debenture, bond, mortgage, indenture, lease or other agreement, instrument, permit, license, judgment, Order, decree, statute, law, ordinance, rule or regulation applicable to the Purchaser or its material property or assets;

(b)	violate any provision of the Organizational Documents of the Purchaser or any Applicable Laws; or

(c)	violate any Order, writ, injunction, decree, statute, rule, or regulation of any court or Governmental Body applicable to the Purchaser or any of its material property or assets.

5.4        Compliance

(a)

The Purchaser is in compliance with, is not in default or violation in any material respect under, and has not been charged with or received any notice at any time of any material violation of, any Applicable Laws.

(b)	The Purchaser is not subject to any judgment, Order or decree entered in any Proceeding applicable to its business and operations that would have a Material Adverse Effect on the Purchaser.

(c)

The Purchaser has duly filed all reports and returns required to be filed by it with any applicable Governmental Body and has obtained all governmental permits and other governmental consents, except as may be required after the Execution Date. All of such permits and consents are in full force and effect, and no Proceedings for the suspension or cancellation of any of them, and no investigation relating to any of them, is pending or, to the best knowledge of the Purchaser, threatened, and none of them will be affected in a material adverse manner by the consummation of the Transaction.

5.5        Filings, Consents and Approvals

No filing or registration with, no notice to, and no permit, authorization, consent, or approval of any public or Governmental Body or any other Person is necessary for the consummation by the Purchaser of the Transaction, or to continue to conduct its business after the Closing in a manner which is consistent with that in which it is presently conducted.

5.6        No Agents

No broker, agent or other intermediary has been engaged by the Purchaser in connection with the Transaction, and consequently, no commission is payable or due to a third party from the Purchaser.

5.7        Undisclosed Information

(a)

The Purchaser does not have any specific information relating to the Purchaser which is not generally known or which has not been disclosed to Purchaser and which could reasonably be expected to have a Material Adverse Effect on the Purchaser.

(b)

No representation or warranty of the Purchaser in this Agreement omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

5.8        Other Representations

All statements contained in any certificate or other instrument delivered by or on behalf of the Purchaser pursuant hereto or in connection with the Transaction will be deemed to be representations and warranties by the Purchaser hereunder.

5.9        Survival

The representations and warranties of the Purchaser hereunder will survive for a period of two (2) years from the Closing Date.

5.10      Reliance

The Purchaser acknowledges and agrees that CMI and IPCo have entered into this Agreement relying on the warranties and representations and other terms and conditions of the Purchaser contained in this Agreement, notwithstanding any independent searches or investigations that have been or may be undertaken by or on behalf of CMI or IPCo, and that no information which is now known or should be known, or which may hereafter become known, by Purchaser or its respective professional advisers prior to the Closing, will limit or extinguish the right to indemnification hereunder.

ARTICLE 6
CLOSING

6.1        Closing

Unless this Agreement is earlier terminated in accordance with its terms, the Transaction will be consummated as soon as practicable after all the conditions established in Article 7 and Article 8 of this Agreement have been satisfied or waived. The closing of the Transaction (the “Closing”) will be completed at 10:00 a.m. (Pacific Time) on August 6, 2019 (the “Closing Date”), at such location and time as is mutually agreed to by the Purchaser and CMI. Notwithstanding the location of the Closing, each Party agrees that the Closing may be completed by undertakings or the email exchange of documents between the respective legal counsel for the Purchaser and CMI, provided such undertakings and exchanges are satisfactory to each Party’s respective legal counsel.

6.2        Purchaser Closing Documents

At the Closing, Purchaser will deliver, or cause to be delivered, to CMI the documents set forth in Section 7.1, and such other documents as CMI may reasonably require to effect the Transaction.

6.3        CMI Closing Documents

At the Closing, CMI will deliver, or cause to be delivered, to the Purchaser the documents set forth in Section Error! Reference source not found. and 8.1(g), and such other documents as the Purchaser may reasonably require to effect the Transaction.

ARTICLE 7
PURCHASER’S CONDITIONS PRECEDENT

7.1        Purchaser’s Conditions

The obligation of the Purchaser to complete the Transaction will be subject to the satisfaction of, or compliance with, at or before the Closing, the conditions precedent set forth below:

(a)

the representations and warranties of CMI and IPCo set forth in this Agreement will be true, correct and complete in all material respects as of the Closing and with the same effect as if made at and as of the Closing;

(b)	CMI and IPCo will have performed and complied with all of their respective material obligations, covenants and agreements required hereunder;

(c)	this Agreement and the Transaction Documents, all in form and substance reasonably satisfactory to the Purchaser, will have been executed by CMI and IPCo and delivered to the Purchaser;

(d)

no injunction or restraining order of any court or administrative tribunal of competent jurisdiction will be in effect prohibiting the Transaction, and no action or Proceeding will have been instituted or be pending before any court or administrative tribunal to restrain or prohibit the Transaction;

(e)

no claim will have been asserted or made that any Person (other than CMI) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any of the IPCo Membership Interests, or any other voting, equity, or ownership interest in IPCo or the IPCo Assets or is entitled to all or any portion of the Acquisition Shares or the Cash Consideration;

(f)	no Material Adverse Effect will have occurred with respect to IPCo or any of the IPCo Assets;

(g)

all consents, renunciations, authorizations or approvals of each applicable Governmental Body and any other Person which, in the Purchaser’s reasonable opinion, must be obtained prior to the Closing in order to give effect to the Transaction will have been obtained to the Purchaser’s satisfaction or in accordance with the relevant Contracts or Legal Requirements;

(h)	CMI and IPCo will have taken all proper steps, actions and corporate proceedings necessary or desirable in order to complete the Transaction;

(i)	the Purchaser will have received from CMI the following Transaction Documents:

(i)	certified copies of such resolutions of the CMI Managing Member as are required to be adopted to authorize the execution, delivery and implementation of this Agreement;

(ii)

a certificate signed by the Managing Member of CMI confirming the existence, organization and good standing of CMI and IPCo on the Closing Date and attaching their respective articles of incorporation and by-laws and other or equivalent organizational documents;

(iii)

a certificate executed by the Managing Member of CMI certifying that: (A) the representations and warranties of CMI set forth in this Agreement are true and correct in all material respects as at the Closing, (B) CMI has performed and complied with all of the material obligations, covenants and agreements required of it hereunder, and (C) all conditions precedent of CMI for completion of the Transaction have been satisfied or waived;

(iv)

a certificate executed by the Managing Member of IPCo certifying that: (A) the representations and warranties of IPCo set forth in this Agreement are true and correct in all material respects as at the Closing, (B) IPCo has performed and complied with all of the material obligations, covenants and agreements required of it hereunder, and (C) all conditions precedent of IPCo for completion of the Transaction have been satisfied or waived;

(v)	the books and records of IPCo; and

(vi)	an assignment of the IPCo Membership Interests in form and substance sufficient to transfer the IPCo Membership Interests to the Purchaser, duly executed by CMI.

7.2        Waiver/Survival

The conditions set forth in this Article 7 are for the exclusive benefit of the Purchaser and may be waived by the Purchaser in writing in whole or in part on or before the Closing, and the Closing will be deemed to mean a waiver of all conditions of the Purchaser to Closing. Notwithstanding any such waiver, the completion of the Transaction will not prejudice or affect in any way the rights of the Purchaser in respect of the warranties and representations of CMI and IPCo in this Agreement, and the representations and warranties of CMI in this Agreement will survive the Closing and issuance of the Acquisition Shares for the applicable period set out in Section 4.4.

7.3        Covenant of CMI and IPCo

Each of CMI and IPCo covenants to deliver all of the Closing documentation set out in Section 7.1.

ARTICLE 8
CMI CONDITIONS PRECEDENT

8.1        CMI’s Conditions

The obligation of CMI to complete the Transaction will be subject to the satisfaction of, or compliance with, at or before the Closing, of the conditions precedent set forth below:

(a)

the representations and warranties of the Purchaser set forth in this Agreement will be true, correct and complete in all material respects as of the Closing and with the same effect as if made at and as of Closing;

(b)	the Purchaser will have performed and complied with all of the obligations, covenants and agreements to be performed and complied with by it hereunder;

(c)	this Agreement and the Transaction Documents, all in form and substance satisfactory to CMI, will have been executed by Purchaser and delivered to CMI;

(d)

no injunction or restraining order of any court or administrative tribunal of competent jurisdiction will be in effect prohibiting the Transaction, and no action or Proceeding will have been instituted or be pending before any court or administrative tribunal to restrain or prohibit the Transaction;

(e)	no Material Adverse Effect will have occurred with respect to the Purchaser or its business;

(f)

all consents, renunciations, authorizations or approvals of each applicable Governmental Body and any other Person which, in CMI’s reasonable opinion, must be obtained prior to the Closing in order to give effect to the Transaction, will have been obtained to CMI’s satisfaction or in accordance with the relevant Contracts or Legal Requirements;

(g)	CMI will have received from the following from Purchaser:

(i) the Cash Consideration;

(ii) certified copies of resolutions of the Purchaser Board as are required to be passed to authorize the execution, delivery and implementation of this Agreement;

(iii) a certificate signed by an officer of the Purchaser confirming the existence, organization and good standing of the Purchaser on the Closing Date; and

(iv)

a certificate executed by an officer of the Purchaser certifying that: (A) the representations and warranties of the Purchaser set forth in this Agreement are true and correct in all material respects as at the Closing, (B) the Purchaser has performed and complied with all of its material obligations, covenants and agreements required hereunder, and (C) all conditions precedent of the Purchaser for completion of the Transaction have been satisfied or waived.

8.2        Waiver/Survival

The conditions set forth in this Article 8 are for the exclusive benefit of CMI and may be waived by CMI in writing in whole or in part on or before the Closing, and the Closing will be deemed to mean a waiver of all conditions of CMI to Closing. Notwithstanding any such waiver, completion of the Transaction by CMI will not prejudice or affect in any way the rights of CMI in respect of the warranties and representations of the Purchaser set forth in this Agreement, and the representations and warranties of the Purchaser in this Agreement will survive the Closing and issuance of the Acquisition Shares for the applicable period set out in Section 5.9.

ARTICLE 9
CONDUCT PRIOR TO CLOSING

9.1        Conduct of Purchaser

Except as otherwise contemplated or permitted by this Agreement, during the period from the Execution Date to the Closing, each of IPCo and Purchaser will do the following:

(a)

conduct their respective business and operate their respective assets in the ordinary and usual course, and in a continuous fashion, and will not, without the prior written consent of the other Parties:

	(i)	enter into any transaction which would constitute a breach of their respective representations, warranties or agreements contained herein,

	(ii)	create, incur, assume or guarantee any indebtedness;

	(iii)	subject any of their respective assets or properties to any Lien; or

(iv)

declare, set aside or pay any dividend or make or agree to make any other distribution or payment in respect of their common Shares or redeem, repurchase or otherwise acquire or agree to redeem, purchase or acquire any of those common shares or other equity securities;;

(b)	comply with all laws affecting the operation of their respective business or assets and pay all required Taxes;

(c)

not take any action or omit to take any action which would, or would reasonably be expected to, result in a breach of, or render untrue, any of their respective representations, warranties, covenants or other obligations contained herein;

(d)

use commercially reasonable efforts to preserve intact their business and assets, operations and affairs, substantially as currently conducted, and use commercially reasonable efforts to promote and preserve the goodwill of suppliers, customers and others having business relations with them; and

(e)

take all necessary actions, steps and proceedings that are necessary to approve or authorize, or to validly and effectively undertake, the execution and delivery of this Agreement and the completion of the Transaction.

ARTICLE 10
COVENANTS

10.1      Required Approvals

              As promptly as practicable after the Execution Date, each Party will make all filings required by Legal Requirements to be made by them in order to consummate the Transaction.

10.2      Notification

(a)

Between the Execution Date and the Closing, each of the Parties will promptly notify the others in writing if any such Party becomes aware of any fact or condition that causes or constitutes a breach of any of the representations and warranties set forth herein, or if such Party becomes aware of the occurrence of any fact or condition that would (except as expressly contemplated by this Agreement) reasonably be expected to cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. During the same period, each Party will promptly notify the others of the occurrence of any breach of any covenant set forth herein or of the occurrence of any event that may make the satisfaction of the conditions set forth herein impossible or unlikely.

(b)

No Party may elect not to complete the transactions contemplated hereby, or exercise any termination right arising therefrom, unless forthwith, and in any event prior to the Closing, the Party intending to rely thereon has delivered a written notice to the other Parties specifying, in reasonable detail, all breaches of covenants, representations and warranties or other matters which the Party delivering such notice is asserting as the basis for the termination right.

10.3      Best Efforts

Between the Execution Date and the Closing Date, the Parties will use commercially reasonable efforts to cause the conditions contained in this Agreement to be satisfied.

10.4      Disclosure of Confidential Information

(a)

Until the Closing and, if this Agreement is terminated without consummation of the Transaction then after such termination, the Parties will maintain in confidence, will cause their respective Employees, agents, and advisors to maintain in confidence, and will not use to the detriment of another Party or divulge to any third parties, other than their respective legal and financial advisors, auditors, representatives and any other Governmental Body having jurisdiction, any confidential written, oral, or other information obtained during the course of the investigations in connection with this Agreement or the Transaction, unless:

	(i)	such information is already known to such Party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such Party;

	(ii)	the use of such information is necessary pursuant to the rules of any stock exchange or in making any filing or obtaining any consent or approval required for the consummation of the Transaction; or

(iii)	the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings.

10.5      Public Notices

Each Party agrees that it will not release or issue any reports or statements or make any public announcements relating to this Agreement or the Transaction without the prior written consent of the other Parties, except as may be required upon written advice of counsel to comply with Applicable Laws or regulatory requirements after consulting with the other Parties and seeking their reasonable consent to such announcement.

ARTICLE 11
TERMINATION

11.1      Termination

This Agreement may be terminated at any time prior to the Closing by:

(a)	mutual agreement of the Parties;

(b)

the Purchaser, if there has been a material breach by CMI or IPCo of any material representation, warranty, covenant or agreement set forth in this Agreement on the part of any of them that is not cured, to the reasonable satisfaction of the Purchaser, within ten (10) Business Days after notice of such breach is given by the Purchaser (except that no cure period will be provided for a breach by CMI or IPCo that, by its nature, cannot be cured);

(c)

CMI or IPCo, if there has been a material breach by the Purchaser of any material representation, warranty, covenant or agreement set forth in this Agreement that is not cured, to the reasonable satisfaction of CMI and IPCo, within ten (10) Business Days after notice of such breach is given by any of them to the Purchaser (except that no cure period will be provided for a breach by the Purchaser that by its nature cannot be cured); and

(d)	any of the Parties if any permanent injunction or other order of a Governmental Body of competent authority preventing the consummation of the Transaction has become final and non-appealable;

ARTICLE 12
INDEMNITIES

12.1      Agreement of the Purchaser to Indemnify

Purchaser will indemnify, defend, and hold harmless, to the full extent of the law, CMI and IPCo from, against, and in respect of any and all Losses asserted against, relating to, imposed upon, or incurred by them by reason of, resulting from, based upon or arising out of:

(a)

the material breach by Purchaser of any representation or warranty of Purchaser contained in or made pursuant to this Agreement or any certificate or other instrument delivered pursuant to this Agreement; or

(b)

the material breach or partial breach by Purchaser of any covenant or agreement of the Purchaser made in or pursuant to this Agreement or any certificate or other instrument delivered pursuant to this Agreement.

12.2      Agreement of CMI to Indemnify

CMI and IPCO, severally but not jointly, will indemnify, defend, and hold harmless, to the full extent of the law, the Purchaser from, against, and in respect of any and all Losses asserted against, relating to, imposed upon, or incurred by the Purchaser by reason of, resulting from, based upon or arising out of:

(a)

the material breach by CMI or IPCo of any representation or warranty of CMI or IPCo contained in or made pursuant to this Agreement or any certificate or other instrument delivered pursuant to this Agreement; or

(b)

the material breach or partial breach by CMI or IPCo of any covenant or agreement of CMI or IPCo made in or pursuant to this Agreement or any certificate or other instrument delivered pursuant to this Agreement.

12.3      Third Party Claims

(a)

If any third party notifies a Party entitled to indemnification under Section 12.1 or 12.2 (each an “Indemnified Party”) with respect to any matter (a “Third-Party Claim”) which may give rise to an indemnity claim against a party required to indemnify such Indemnified Party under Section 12.1 or 12.2 (each an “Indemnifying Party”), then the Indemnified Party will promptly give written notice to Indemnifying Party; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party will relieve the Indemnifying Party from any obligation under this Article 12, except to the extent such delay actually and materially prejudices the Indemnifying Party.

(b)

The Indemnifying Party will be entitled to participate in the defense of any Third-Party Claim that is the subject of a notice given by the Indemnified Party pursuant to Section 12.3(a). In addition, the Indemnifying Party will have the right to defend the Indemnified Party against the Third-Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as: (i) the Indemnifying Party gives written notice to the Indemnified Party within fifteen days after the Indemnified Party has given notice of the Third-Party Claim that the Indemnifying Party elects to assume the defense of such Third-Party Claim, (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have adequate financial resources to defend against the Third-Party Claim and fulfill its indemnification obligations hereunder, (iii) if the Indemnifying Party is a party to the Third-Party Claim or, in the reasonable opinion of the indemnified Party some other actual or potential conflict of interest exists between the Indemnifying Party and the Indemnified Party, the Indemnified Party determines in good faith that joint representation would not be inappropriate, (iv) the Third-Party Claim does not relate to or otherwise arise in connection with Taxes or any criminal or regulatory enforcement action, (v) settlement of, an adverse judgment with respect to or the Indemnifying Party’s conduct of the defense of the Third-Party Claim is not, in the good faith judgment of the Indemnified Party, likely to be materially adverse to the Indemnified Party’s reputation or continuing business interests (including its relationships with current or potential customers, suppliers or other parties material to the conduct of its business) and (vi) the Indemnifying Party conducts the defense of the Third-Party Claim actively and diligently.

The Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third-Party Claim; provided, however, that the Indemnifying Party will pay the reasonable fees and expenses of separate co-counsel retained by the Indemnified Party that are incurred prior to Indemnifying Party’s assumption of control of the defense of the Third-Party Claim.

(c)

The Indemnifying Party will not consent to the entry of any judgment or enter into any compromise or settlement with respect to the Third-Party Claim without the prior written consent of the Indemnified Party unless such judgment, compromise or settlement: (i) provides for the payment by the Indemnifying Party of money as sole relief for the claimant, (ii) results in the full and general release of the Indemnified Party from all Liabilities arising or relating to, or in connection with, the Third-Party Claim and (iii) involves no finding or admission of any violation of Legal Requirements or the rights of any Person and has no effect on any other claims that may be made against the Indemnified Party.

(d)

If the Indemnifying Party does not deliver the notice contemplated by Section 12.3(b)(i), or the evidence contemplated by Section 12.3(b)(ii), within fifteen days after the Indemnified Party has given notice of the Third-Party Claim, or otherwise at any time fails to conduct the defense of the Third-Party Claim actively and diligently, the Indemnified Party may defend, and may consent to the entry of any judgment or enter into any compromise or settlement with respect to, the Third-Party Claim in any manner it may deem appropriate; provided, however, that the Indemnifying Party will not be bound by the entry of any such judgment consented to, or any such compromise or settlement effected, without its prior written consent (which consent will not be unreasonably withheld or delayed). In the event that the Indemnified Party conducts the defense of the Third-Party Claim pursuant to this Section 12.3(d), the Indemnifying Party will (i) advance the Indemnified Party promptly and periodically for the costs of defending against the Third-Party Claim (including reasonable attorneys’ fees and expenses) and (ii) remain responsible for any and all other Losses that the Indemnified Party may incur or suffer resulting from, arising out of, relating to, in the nature of or caused by the Third-Party Claim to the fullest extent provided in this Article 12.

12.4      Exclusive Remedy

After the Closing, this Article 12 will be the sole and exclusive remedy for any inaccuracy of any representation and warranty, or breach of any covenant obligation, made in connection with this Agreement.

ARTICLE 13
GENERAL

13.1      Expenses

All costs and expenses incurred in connection with the preparation of this Agreement and the Transaction will be paid by the Party incurring such expenses.

13.2      Indemnifications Not Affected by Investigation

The right to indemnification, payment of damages or other remedy based on the representations, warranties, covenants, and obligations contained herein will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of damages, or other remedy based on such representations, warranties, covenants, and obligations.

13.3      Assignment

No Party to this Agreement may assign any of its respective rights under this Agreement without the prior consent of all of the other Parties. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the heirs, successors and permitted assigns of each of the Parties, as applicable. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the Parties to this Agreement and their successors and assigns, as applicable.

13.4      Notices

Any notice required or permitted to be given under this Agreement will be in writing and may be given by delivering, sending by email or other means of electronic communication capable of producing a printed copy, or sending by overnight courier, the notice to the following address or number:

(a)	If to the Purchaser or Parent:

First Colombia Development Corp. (at its address set forth on page 1 hereof)

Attention: Christopher A. Hansen

Email: C.Hansen@firstcolombia.com

With a copy to:

J.P. Galda & Co.
40 East Montgomery Ave., LTW 220
Ardmore, PA 19003
Attention:         J.P. Galda
Email:                jpgalda@jpgaldaco.com

(b)	If to CMI or IPCo:

in care of Critical Mass Industries, LLC
845 Navajo Street
Denver, Colorado 80204

Attention:        John Knapp
Email:                Johnknapp@goodmeds.com

(or to such other address or number as any Party may specify by notice in writing to another Party).

Any notice delivered or sent by email or other means of electronic communication capable of producing a printed copy on a Business Day will be deemed conclusively to have been effectively given on the day the notice was sent or, if such day is not a Business Day, on the next following Business Day.

Any notice sent by overnight courier will be deemed conclusively to have been effectively given on the second Business Day after it is deposited with the courier service.

13.5      Governing Law; Venue

This Agreement, the legal relations between the Parties and the adjudication and the enforcement thereof, will be governed by and interpreted and construed in accordance with the substantive laws of the State of Colorado without regard to applicable choice of law provisions thereof. The Parties agree that any action, suit or proceeding arising out of or relating to this Agreement or the Transaction will be brought in a suitable court located in the State of Colorado and each Party irrevocably submits to the exclusive jurisdiction of those courts.

13.6      Severability

If any covenant or other provision of this Agreement is invalid, illegal, or incapable of being enforced by reason of any rule of law or public policy, then such covenant or other provision will be severed from and will not affect any other covenant or other provision of this Agreement, and this Agreement will be construed as if such invalid, illegal, or unenforceable covenant or provision had never been contained in this Agreement. All other covenants and provisions of this Agreement will, nevertheless, remain in full force and effect and no covenant or provision will be deemed dependent upon any other covenant or provision unless so expressed herein.

13.7      Entire Agreement

This Agreement, the schedules attached hereto and the other documents in connection with this Transaction contain the entire agreement among the Parties with respect to the subject matter hereof, and expressly supersede and terminate all prior offers, arrangements and understandings, both written and oral, expressed or implied, with respect thereto.

13.8      Further Assurances

The Parties will execute and deliver all such further documents, do or cause to be done all such further acts and things, and give all such further assurances as may be necessary to give full effect to the provisions and intent of this Agreement.

13.9      Enurement

This Agreement and each of the terms and provisions hereof will enure to the benefit of and be binding upon the Parties and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns, as applicable.

13.10    Amendment

This Agreement may not be amended except by an instrument in writing signed by each of the Parties.

13.11    Schedules and Disclosure Statements

The schedules attached are incorporated herein by this reference.

13.12   Counterparts

This Agreement may be executed in several counterparts, each of which will be deemed to be an original and all of which will together constitute one and the same instrument and delivery of an executed copy of this Agreement by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery of this Agreement as of the Execution Date.

IN WITNESS WHEREOF each of the Parties has duly executed this Agreement as of the Execution Date.

FIRST COLOMBIA DEVELOPMENT CORP.

Per: _____________________________________
       Authorized Signatory

GOOD ACQUISITION CO.

Per: _____________________________________
       Authorized Signatory

CRITICAL MASS INDUSTRIES, LLC.

Per: _____________________________________
       Authorized Signatory

GOOD IPCO, LLC.

Per: _____________________________________
       Authorized Signatory

SCHEDULE A

Standard Operating Procedures:

Security
Document Number: SOP-OPCL-001
Document Number: SOP-PASP-001

Harvest
Document Number: SOP-HLR-001
Document Number: SOP-HCP-001
Document Number: SOP-BPT-001

Intake
Document Number: SOP-IPP-001
Document Number: SOP-WPFS-001
Document Number: SOP-CMP-001
Document Number: SOP-HMB-001

Post Harvest Inventory
Document Number: SOP-SOC-001
Document Number: SOP-TFC-001
Document Number: SOP-CRP-001
Document Number: SOP-TRMA-001
Document Number: SOP-WM-001

Packaging
Document Number: SOP-WCP-001
Document Number: SOP-PCO-001
Document Number: SOP-PCO-001

Extraction
Document Number: SOP-LSH-001
Document Number: SOP-CEP-001
Document Number: SOP-WSS-001
Document Number: SOP-HPM-001
Document Number: SOP-EMCM-001
Document Number: SOP-PRS-001
Document Number: SOP-PRP-001

Cultivation
Document Number: SOP-FUM-001
Document Number: SOP-LTBS-001

Document Number: SOP-PSTA-001
Document Number: SOP-TRTR-001
Document Number: SOP-TRTR-001
Document Number: SOP-FMX-001
Document Number: SOP-FSP-001
Document Number: SOP-TLP-001
Document Number: SOP-TOP-001
Document Number: SOP-RCT-001
Document Number: SOP-PVP-001
Document Number: SOP-FRR-001
Document Number: SOP-PRU-001

13.1        Dispensary Standard Operating Procedures/Know How:

Budtender Knowledge Test
Budtender Knowledge Test Answer Key
Budtender Strain test
Study Price Sheet Non / New Members
Study Price Sheet Legacy Members
Trainer Back of House Checklist
Trainer Front of House Checklist
Petty Cash/Change Ordering SOP
Budtender Daily Task List
Budtender Weekly Task Sheet
2018 SOP signed Affidavit
Discounts-Managers
Instruction for Compliant Transfer for 3rd Party Vendors
New Customer Script
Inventory Management- Budtenders
Scanning ID’s- Front Desk
Wholesale transfer
2018 Cash Handling-Budtenders
Vetting New Vendors-Managers
Inventory Management-Managers

Checkin Patients in -Front Desk
Budtender time-off request form
Manager Time off request form
Surveillance Room Access and Monitoring Protocol
Employee Conduct Policy
Biotrack down procedure
Admin Flower Template
Daily Inventory Sheet Template
Managers Log Template
Managers weekly Duties Log

13.2        Brand Names/Logos:

13.3        Domain Names:

www.goodmeds.com
www.bosmlabs.com

13.4       Social Media Handles:

Instagram:	goodmedsornomeds, goodmedsgrow and bosm_labs

Facebook:	Good Meds Network Lakewood

13.5 Vendor List

Vendor	Products	Contact
Sunlight Supply	We source the majority of our nutrients, pesticides, growing mediums and general grow supplies from them.	https://www.hawthornegc.com/
Cultivate	Grow supplies that Sunlight Supply does not carry or if we need to get something when we are in a pinch between Sunlight Supply orders.	303-954-9919
Way to Grow	Have not purchased anything from them in a while, they are similar to Cultivate for products in a pinch. We do not have an account with them so we pay up front for anything we need.	720-310-1984
Simplot	Similar to way to grow, rarely used and no account.	720-941-0646
Cintas	We get our Workers Protection supplies from them. Tyvek suits, first aid, gloves and some cleaning supplies.	Tess Pifer 605-480-1794
Aramark	Our employee uniforms come from them.	1-800-272-6275
Staples	Office supplies are sourced from here most of the time.	https://www.staplesadvantage.com/web app/wcs/stores/servlet/salogon?storeId= 10101&view=CookieErrorView
Amazon	Any supplies we cannot get from Staples or our other sources both for office and grow.	https://www.amazon.com/?tag=amazusn avi- 20&hvadid=261614673304&hvpos=1t1 &hvnetw=g&hvrand=15483275082168 530000&hvpone=&hvptwo=&hvqmt=e

Vendor	Products	Contact
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Cleanroom World	Source for safety supplies that when Cintas is out of stock, nothing ordered yet. 4XL Tyveck Suits	Bob Pintur 303-752-0076
Gro|Quip	Cultivation supplies and Equipment	Chris Lee 312-448-3885